MutualFirst Financial, Inc. Declares Twenty-Five Percent Increase In Dividend

MUNCIE, Ind., Nov. 24, 2014 /PRNewswire/ -- MutualFirst Financial, Inc. (NASDAQ:MFSF), the holding company of MutualBank, has announced the Company will pay a cash dividend of $ .10 per share for the fourth quarter of 2014. The dividend will be payable on December 26, 2014 to shareholders of record on December 12, 2014.

David W. Heeter, President and Chief Executive Officer said, "We are pleased to increase our dividend which is reflective of our momentum in increased performance. This increase represents an opportunity to continue building shareholder value."

The Company and its subsidiary MutualBank are well capitalized and strong by all regulatory standards.

MutualFirst Financial, Inc. is the parent company of MutualBank, an Indiana-based financial institution. MutualBank has thirty full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana. MutualBank has two offices located in Carmel and Crawfordsville, Indiana specializing in wealth management and trust services and a loan origination office in New Buffalo, Michigan. MutualBank also operates a wholly owned subsidiary of Summit Mortgage which operates out of Fort Wayne, Indiana. MutualBank is a leading mortgage lender in each of the market areas it serves, and provides a full range of financial services including business banking, wealth management, trust services, investments and internet banking services. The Company's stock is traded on the NASDAQ National Market under the symbol "MFSF" and can be found on the internet at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

CONTACT: David W. Heeter, President and CEO, (765) 747-2880